Exhibit 23.1

Consent of Independent Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement No. 333-117857, No. 333-58642, No. 333-51425, and No. 333-44307 on Form S-8 for Pacific Premier Bancorp, Inc. and Subsidiaries, of our report dated February 11, 2013 with respect to the balance sheets of First Associations Bank as of December 31, 2012 and 2011, and the related statements of income and comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2012, appearing in this Form 8-K of Pacific Premier Bancorp, Inc.

JonesBaggett LLP

Dallas, Texas

March 21, 2013

17330 Preston Road | Building B, Suite 240 | Dallas, Texas 75252 | Office: 972.404.1226 | Fax: 972.404.1227 | www.jonesbaggett.com